Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Brandywine Realty Trust on Form S-3 (Nos. 333-52952, 333-69653, 333-56237, 333-53359, 333-46647, 333-20999, 333-109010, 333-117078) and Form S-8 (Nos. 333-52957, 333-28427, 333-14243) of our report dated August 31, 2004 with respect to the combined statement of revenue and certain expenses of The Rubenstein Portfolio for the year ended December 31, 2003 included in the Current Report on Form 8-K dated August 18, 2004 and filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
September 2, 2004